Exhibit 99(a)(8)

CTM Media Holdings Revises Number of Shares It is Offering to Purchase and Extends the Expiration Date of Its Tender Offer

STAMFORD, CT., Dec. 3, 2009 -- CTM Media Holdings, Inc. (OTC Pink Markets: CTMMA, CTMMB) today announced that it has revised the number of shares it is offering to purchase pursuant to, and extended the expiration date of, its previously announced tender offer for shares of its Class A common stock and Class B common stock, at a price per share of $1.10.

CTM is now offering to purchase up to 432,019 shares of its Class A common stock, or any lesser number of Class A shares that stockholders properly tender in the tender offer, and up to 2,357,994 shares of its Class B common stock, or any lesser number of Class B shares that stockholders properly tender in the tender offer. The price offered remains $1.10 per share for the same maximum aggregate purchase price of $3,069,014.  The aggregate number of shares subject to the offer remains the same, but the offer now relates to separate maximum numbers of shares of Class A common stock and Class B common stock.

The deadline for tendering the Class A shares and Class B shares in the tender offer has been extended from 5:00 p.m., New York City time, on Wednesday, December 16, 2009, to 5:00 p.m., New York City time, on Thursday, December 17, 2009, unless further extended.

CTM Media Holdings has been advised that as of 5:00 p.m., New York City time, on December 3, 2009, approximately 254 shares of its Class A common stock and 1,106 shares of its Class B common stock had been tendered in the tender offer.

The revised terms of the tender offer are set forth in the Supplement to Offer to Purchase filed today by CTM Media Holdings with the Securities and Exchange Commission, which amends and supplements the Offer to Purchase dated November 17, 2009, and the related Letter of Transmittal, which have been filed with the SEC and made available to CTM Media Holdings stockholders.  CTM Media Holdings stockholders should read the tender offer documents, including the Supplement, because they contain important information. Stockholders can get the tender offer documents without charge from the website of the SEC at www.sec.gov.

In accordance with the rules of the SEC, CTM Media Holdings may purchase up to an additional two percent (2%) of the outstanding shares of either or both classes without amending or extending the tender offer.

About CTM Media Holdings:
CTM Media Holdings, Inc., a Delaware corporation, is a holding company consisting of the following principal businesses:

•	CTM Media Group, our brochure distribution company and other advertising-based product initiatives focused on small to medium sized businesses;

•	Our majority interest in Idea and Design Works, LLC, a comic book and graphic novel publisher that creates and licenses intellectual property; and

•	The WMET-AM radio station in the Washington, D.C. metropolitan area.

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will," “intend” or similar statements or variations of such terms or otherwise express views concerning trends and the future.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by CTM Media Holdings, Inc. with the Securities and Exchange Commission.  Actual results may differ materially from such forward-looking statements. CTM Media Holdings, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Tender Offer Statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of CTM Media Holdings, nor is it a solicitation for acceptance of the tender offer. The tender offer is being made solely by the definitive Offer to Purchase, related Letter of Transmittal and other related documents (each as amended and supplemented) that CTM Media Holdings has made available to its stockholders. Each stockholder is urged to consult their tax advisor as to the particular tax consequences of the tender offer to such stockholder. The materials have been included as exhibits to CTM Media Holdings’ tender offer statement on Schedule TO (as amended), which was filed with the Securities and Exchange Commission. These tender offer materials contain important information that stockholders are urged to read carefully before making any decision with respect to the offer. Investors may obtain copies of these documents for free from the Securities and Exchange Commission at its website (www.sec.gov).

Contact:
CTM Investor Relations:
Les Rozner
lrozner@ctmmedia.com
(203) 323-5161 Ext # 21